Exhibit 10.2

THIS NOTE AND THE CONVERSION SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE CONVERSION SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE AND THE CONVERSION SHARES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Issue Date: July 3, 2025	$1,500,000

SCANTECH AI SYSTEMS INC

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

DUE JULY 3, 2026

FOR VALUE RECEIVED, ScanTech AI Systems Inc. a Delaware corporation (the “Borrower” or the “Company”), promises to pay to 340 Broadway Holdings LLC (the “Holder”) or its registered assigns or successors in interest, up to a total principal amount of One Million Five Hundred Thousand Dollars ($1,500,000), together with all accrued interest and other amounts due thereon, on July 3, 2026 (the “Maturity Date”), if not sooner paid, in accordance with the following funding schedule:

•	$250,000 shall be funded upon closing.

•	$250,000 shall be funded upon the Borrower’s filing of its Quarterly Report on Form 10-Q for the period ending March 31, 2025; and

•	The remaining balance, up to $1,000,000, shall be funded in one or more tranches at the sole discretion of the Holder.

The following terms and conditions shall apply to this Senior Secured Convertible Note due July 3, 2026 (the “Note”):

ARTICLE I

INTEREST & AMORTIZATION

1.1          Contract Rate. Subject to Section 4.1 hereof, interest payable on the outstanding Principal Amount of this Note shall accrue at a rate per annum equal to fifteen percent (15%) and shall be computed on the basis of a 365-day year, except as otherwise set forth herein.

1.2          Payments. Payment of the aggregate principal amount that has been funded by the Holder, received by the Company, and is outstanding under this Note (the “Principal Amount”), together with all accrued interest thereon shall be made on the Maturity Date.

1.3           Security and Seniority. This Note shall be considered senior secured by the collateral pool of the Borrower and the Lender shall become a party to the Intercreditor Agreement dated September 23, 2024 (the “Intercreditor Agreement”) by execution of the joinder (the “Joinder”) attached hereto as Exhibit A. The Collateral Agent (as defined in the Intercreditor Agreement) shall sign an acknowledgement confirming Lender’s joinder to the Intercreditor Agreement and Lender’s senior secured status.

ARTICLE II

CONVERSION REPAYMENT

2.1           Optional Conversion. Subject to the terms of this Article II, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default, to convert all or any portion of the outstanding Principal Amount, accrued interest and fees due and payable thereon into fully paid and nonassessable shares of Common Stock of the Borrower (the “Common Stock”) at the Conversion Price (as defined below). The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”

2.2           Calculation of Conversion Price. The conversion price (the “Conversion Price”) shall be subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events. The Conversion Price shall mean the 80% (representing a discount rate of 20%) multiplied by the Market Price (as defined herein). “Market Price” means the average of the three (3) lowest Trading Prices (as defined below) for the Common Stock during the five (5) Trading Day period preceding the Conversion Date inclusive of the day of the Conversion Date (“Pricing Period”). “Trading Price” means, for any security as of any date, the price at which a trade of the Common Stock is reported by a reliable reporting service designated by the Holder (i.e., Bloomberg). In the event that the Company receives the Conversion Notice before 11:00 a.m. Eastern Time and the Conversion Shares are not delivered on the same date as the Conversion Notice is so delivered, the Pricing Period will be extended to the date the Conversion Shares are “Delivered”. “Delivered” shall mean the date the shares clear deposit into Holder’s brokerage account, which shall be the date Holder is able to trade the shares free from restrictions of any kind including by the Holder’s Brokerage firm, DTC, Issuer or Issuer’s Transfer Agent (the “Extended Pricing Period”). Extending the pricing period will not adjust the number of shares delivered but will adjust the, market price, conversion price and the amount the note is reduced as a result of the conversion, and will be memorialized by and Amended Conversion Notice, which will be submitted to the Issuer by the Holder, if applicable. Notwithstanding anything to the contrary in this paragraph or in the remainder of the Note, in no event will the Conversion Price be less than $0.2051.

2.3           Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder and 4.99% of the outstanding shares of Common Stock of Borrower. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Notes) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent that the limitation contained in this section applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder) and of which a portion of this Note is convertible shall be in the sole discretion of such Holder. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two trading days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section may be waived by the Holder upon, at the election of the Holder, not less than 7 days’ prior notice to the Company, and the provisions of this Section shall continue to apply until such 7th day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

2.4           Mechanics of Holder’s Conversion. Subject to Sections 2.2 and 2.3, this Note may be converted by the Holder in part from time to time after the Issue Date, by submitting to the Borrower a Notice of Conversion (whether by facsimile, as a Portable Document (PDF) file sent by electronic mail or other reasonable means of communication dispatched on the Conversion Date prior to 8:00 p.m., New York, New York time). On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower on the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). Pursuant to the terms of the Notice of Conversion, Borrower will issue instructions to the transfer agent within one (1) business days of the Conversion Date and shall cause the transfer agent to transmit the shares representing the Conversion Shares to the Holder by physical delivery or crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within five (5) business days after receipt by Borrower of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised, and the Conversion Shares issuable upon such conversion shall be deemed to have been issued, upon the date of receipt by Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides Borrower written instructions to the contrary.

2.5           Late Payments. The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to an additional discount of 20% (for a total discount of 40%) will be applied to all future conversions.

2.6           Late Notices. The Borrower understands that a delay in the delivery of the instructions to the transfer agent during the timeframe required pursuant to this Article that results in a delay of the Conversion Shares beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late fees to the Holder for the late issuance of such transfer agent instructions an additional amount equal to $1,000 per day commencing on the third day of the Conversion Date. The Borrower shall pay any fees incurred under this Section, in addition to any amounts due hereunder, in immediately available funds upon demand and such fees shall also be eligible to be converted into Conversion Shares as set forth in this Article II.

2.7           Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Conversion Price.

2.8           Authorized and Reserved Shares. The Borrower represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note. Initially, the Borrower shall reserve 8,000,000 shares of Common Stock for conversion of this Note. Thereafter, at all times while this Note remains outstanding, the Borrower shall reserve and keep available from its authorized and unissued shares of Common Stock a number of shares equal to three (3) times the number of shares that would be issuable upon full conversion of the then-outstanding balance of this Note, based on the applicable Conversion Price in effect at such time.

2.9           Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article III, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

2.10         Fractional Shares. No fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which Holder would otherwise be entitled to upon such conversion, the Borrower shall round up to the next whole share.

2.11         Prepayment. Notwithstanding anything to the contrary contained in this Note, the Borrower shall have no right to prepay this Note, in whole or in part, at any time prior to the Maturity Date, without the prior written consent of the Holder. Any attempt by the Borrower to prepay the Note without such consent shall be deemed null and void.

2.12         Mandatory Repayment. If the Company (i) engages in a Qualified Equity Offering, (ii) shall be a party to any Change of Control Transaction or Fundamental Transaction or (iii) shall agree to sell or dispose any of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), the Company will be required to offer to repay, in cash, the aggregate Principal Amount of the Note not converted to Common Stock at 150% of the Principal Amount thereof plus accrued interest to such date of repayment. The Company shall give the Holder at least twenty (20) day’s prior written notice of its intention to repay the Note, during which time the Holder shall have the right to convert any portion of the Note into Common Stock.

For purposes of this Section 2.12, “Change of Control Transaction” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, or (ii) a replacement at one time or within a three year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (iii) the current Chief Executive Officer of the Company or the current Chief Financial Officer of the Company shall no longer be employed by the Company as Chief Executive Officer or Chief Financial Officer ,respectively, on a full time basis, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

For purposes of this Section 2.12, “Qualified Equity Offering” means an equity financing for the account of the Company in which shares of common stock, or securities, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock are issued, which financing results in cumulative aggregate proceeds to the Company of at least $10 million,.

For purposes of this Section 2.12, “Fundamental Transaction” means (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property .

2.13         Registration Requirement.

(a)       Within the later of (a) thirty (30) calendar days of the issuance date of this Note, or (b) seven (7) days after the Company’s existing registration on Form S-1 (File No. 333-284806) (the “Existing Registration Statement”) is declared effective by the Securities and Exchange Commission (the “SEC”), the Company shall file a registration statement (the “New Registration Statement”) with the SEC covering the resale of the Conversion Shares, and shall use its commercially reasonable efforts to cause such New Registration Statement to be declared effective by the SEC as promptly as practicable thereafter. The Company shall take all such actions as may be necessary to maintain the effectiveness of such New Registration Statement until the earlier of (i) the date on which all Conversion Shares may be sold without restriction under Rule 144 or (ii) the full conversion of this Note. Failure to file the New Registration Statement within such time period will result in liquidated damages of ten percent (10%) of the outstanding Principal Amount of this Note, but not less than twenty-five thousand dollars ($25,000), being immediately due and payable to Holder at its election in the form of cash payment or addition to the balance of the Note.

(b)       The Company shall register the resale of the Origination Shares plus an additional number of shares equal to 200% of the number of shares into which $500,000 of the Principal Amount of the Note can be converted as if converted (the “Initial Conversion Shares”) on the Closing Date, by an amendment to the Existing Registration Statement. After the Existing Registration Statement is declared effective by the SEC, the Company shall take all such actions as may be necessary to maintain the effectiveness of such Existing Registration Statement until the earlier of (i) the date on which all Origination Shares and the Initial Conversion Shares may be sold without restriction under Rule 144 or (ii) the full conversion of this Note.

2.14         Issuance Limitations. Notwithstanding anything to the contrary in this Note or the SPA, in no event will the Company be required to (i) issue shares of Common Stock (or securities convertible into or exercisable for Common Stock), including but not limited to the Conversion Shares and Origination Shares (as that term is defined in the SPA), exceeding 19.99% of the Common Stock or exceeding 19.99% of the voting power outstanding either as of the date hereof or the date immediately preceding the date hereof, as determined in accordance with the relevant stock exchange rules (the “Conversion Cap”), and (ii) otherwise issue shares of Common Stock or other securities which issuance would violate any rule of the Securities and Exchange Commission (“SEC”) or the relevant stock exchange or trading market on which the Common Stock is then listed or quoted. Notwithstanding the forgoing, should number of shares of Common Stock issued with respect to conversions of this Note be equal to or greater than 19% of the Common Stock either as of the date hereof or the date immediately preceding the date hereof, as determined in accordance with the relevant stock exchange rules, then the Holder may request in writing that the Company seek approval from its shareholders to exceed to exceed the Conversion Cap (a “Triggering Request”). The Company shall within thirty (30) calendar days of receiving such Triggering Request either (1) include the Authorization Proposal (defined below) in the proxy statement on Schedule 14A for the Company's next annual meeting of shareholders, to the extent such proxy statement has not already been cleared with the Securities and Exchange Commission (SEC), or (2) file a proxy statement on Schedule 14A with the SEC to call a special meeting of shareholders to approve a proposal (Authorization Proposal) authorizing the Company to thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the holders are entitled to receive upon conversion of the Notes without regard to the Conversion Cap in compliance with Nasdaq Stock Market Rule 5635 or any other then applicable rule or law (such approval, the Shareholder Approval). Any proxy statement filed by the Company with the SEC with respect to the Authorization Proposal shall contain a recommendation from the Company's board of directors that the Company's shareholders approve the Authorization Proposal and shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement.

If the Shareholder Approval is not obtained at the annual or special meeting held pursuant hereto to approve the Authorization Proposal, the Company shall to the extent any Notes are still outstanding submit the Authorization Proposal on a semiannual basis each year thereafter at either the annual meeting of the Company's shareholders or at a special meeting of the Company's shareholders called to consider the Authorization Proposal until the Shareholder Approval is obtained or until the Notes are repaid or until such Shareholder Approval is no longer required for the full conversion of any outstanding Notes.

ARTICLE III

EVENTS OF DEFAULT

The occurrence of any of the following events set forth in Sections 3.1 through 3.14, inclusive, shall be an “Event of Default”:

3.1           Failure to Pay Principal, Interest or Other Fees. Borrower fails to pay principal, interest or other fees hereon and such failure shall continue for a period of five (5) days following the date upon which any such payment was due.

3.2           Breach of Covenant. Borrower breaches any covenant (including but not limited to Section 5.2) or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of five (5) days after the occurrence thereof.

3.3           Breach of Representations and Warranties. Any representation or warranty of Borrower made herein shall be false or misleading in any material respect.

3.4           SEC Filings. Borrower fails to timely file, when due, any post-effective amendment to a Form S-1 Registration Statement or any report required to be filed with the SEC (e.g., Forms 8-K, 10-K, or Schedules 14A, 14C, or 14(f)), provided, however, that with respect to the Borrower’s Form 10-Q for the period ending March 31, 2025, such filing shall be deemed timely if made within thirty (30) days of the issuance date of this Note. Failure to file the Form 10-Q for the period ending March 31, 2025 within that 30-day period shall constitute an Event of Default.

3.5           Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of 10 consecutive days, provided that Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Principal Market within 60 days of such notice. The “Principal Market” for the Common Stock shall include the OTC Bulletin Board, NASDAQ Capital Market, NASDAQ Global Market, NYSE Amex, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock), or any securities exchange or other securities market on which the Common Stock is then being listed or traded or quoted.

3.6           Receiver or Trustee. Each of the Borrower or its subsidiaries, if any, (“Subsidiaries”) shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; or shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any

3.7           Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $100,000 in the aggregate for Borrower, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

3.8           Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries (Federal law or applicable state law).

3.9           Default Under Other Agreements. The occurrence of an Event of Default under and as defined herein or any event of default (or similar term) under any other agreement evidencing indebtedness of at least $100,000.

3.10         Failure to Deliver Common Stock or Replacement Note. Except in the event Borrower does not have a sufficient number of shares of Common Stock authorized but unissued upon a conversion hereunder, Borrower’s failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, if such failure to timely deliver Common Stock shall not be cured within five (5) days. If Borrower is required to issue a replacement Note to Holder and Borrower shall fail to deliver such replacement Note within seven (7) Business Days.

3.11         Initial Trading Price Drop. Any decrease in the Trading Price by more than Fifty Percent (50%) at any time within 30 days of the date hereof.

3.12         DTC Eligibility. The Borrower shall lose its status as “DTC Eligible” or the Borrower’s shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System.

3.13         Reservation of Shares. The Borrower shall not fulfill its obligations under this Note or the transaction documents entered into in connection herewith in regard to the reserving of shares.

3.14         Transfer Agent Fees. Failure of the Borrower to pay any of its Transfer Agent fees in excess of $1,000 or to maintain a Transfer Agent of record.

3.15         Registration Default. Failure by the Company to (a) file, or (b) have declared effective, a registration statement that includes the Origination Shares within the timeframes set forth in the Note Purchase Agreement of even date herewith shall constitute a “Registration Default.” In the event of a Registration Default, the Conversion Price set forth in Section 2.2 shall automatically be reduced to 60% (representing a discount rate of 40%) of the Market Price, effective as of the date of such Registration Default.

ARTICLE IV

DEFAULT RELATED PROVISIONS AND OTHER PRIVILEGES

4.1           Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, interest on this Note shall automatically be reinstated at a rate of 18% per annum, effective as of the date of Issuance of this Note, which interest shall be payable in cash or Common Stock, at the option of the Borrower.

4.2           Conversion Privileges. The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

4.3           Cumulative Remedies. The remedies under this Note shall be cumulative.

4.4           Default Payment. If an Event of Default occurs and is continuing beyond any applicable grace period, the Holder, at its option, may elect, in addition to all rights and remedies of Holder to require the Borrower to make a Default Payment (“Default Payment”). The Default Payment shall be 115% of the outstanding Principal Amount of the Note, plus accrued but unpaid interest, at the default interest rate above, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Note, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

4.5           Default Payment Date. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to Section 4.1 hereof.

4.6           Default Conversion Price. If an Event of Default occurs, an additional discount of 5% per occurrence of an Event of Default be applied to all future conversions.

4.7           Most Favored Nations Status. So long as this Note is outstanding, upon any issuance by the Borrower or any of its Subsidiaries of any debt security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Borrower shall notify the Holder of such additional or more favorable term and such term, at Holder’s option, shall become a part of the transaction documents with the Holder. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, conversion look-back periods, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

ARTICLE V

COVENANTS

5.1           Negative Covenants. So long as any portion of this Note is outstanding, the Company will not and will not permit any of its Subsidiaries to directly or indirectly:

a) enter into, create, incur, assume or suffer to exist any indebtedness or liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior to, subordinated to or pari passu with, in any respect, the Company’s obligations under the Notes;

b) amend its certificate of incorporation, bylaws or to her charter documents so as to adversely affect any rights of the Holder;

c) repay, repurchase or offer to repay, repurchase, make any payment in respect of or otherwise acquire any of its common stock, preferred stock, or other equity securities other than as to the conversion shares to the extent permitted or required under the transaction documents or as otherwise permitted by the transaction documents;

d) engage in any transactions with any officer, director, employee or any affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $10,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company. Notwithstanding the foregoing, so long as any portion of the Notes is outstanding, no cash payments shall be made to affiliates of or related parties to the Company on account of accrued amounts owing to such parties; or

e) create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of the Company and (ii) such guarantees the obligations under the Notes pursuant to an agreement satisfactory in all respects to the Holder, to the extent required by the Holder, satisfied each condition of the Note and the transaction documents as if such Subsidiary were a Subsidiary on the Issuance Date;

f) enter into any agreement with any holder of the Company’s securities without the prior written consent of the Holder;

g) authorize or approve any reverse stock split of the Common Stock; or

h) enter into any agreement with respect to any of the foregoing.

5.2           Future Financing Variable Rate Transactions. The Company agrees that during the term of this Note, it shall not enter into any agreement for future financing that would materially and adversely affect the Lender's rights under this Note or the security interest granted herein, without the prior written consent of the Lender. Any such future financing agreements must expressly recognize the senior secured status of this Note and shall not subordinate the Lender's position without its consent. During the period commencing on the date hereof and for so long as this Note remains outstanding or the Holder of this Note holds any shares issued upon conversion of the Note, neither the Company nor any of its affiliates or Subsidiaries, nor any of its or their respective officers, employees, directors, agents or other representatives, will, without the prior written consent of the Holder (which consent may be withheld, delayed or conditioned in the Holder’s sole discretion), directly or indirectly: (i)(A) consummate any exchange of any indebtedness and/or securities of the Company for any other securities and/or indebtedness of the Company, (B) cooperate with any person to effect any exchange of securities and/or indebtedness of the Company in connection with a proposed sale of such securities from an existing holder of such securities to a third party), and/or (C) reduce and/or otherwise change the exercise price, conversion price and/or exchange price of any Common Stock Equivalent of the Company and/or amend any non-convertible indebtedness of the Company to make it convertible into securities of the Company, (ii) issue or sell any of its securities either (A) at a conversion, exercise or exchange rate or price that is based upon and/or varies with the trading prices of, or quotations for, Common Stock, and/or (B) with a conversion, exercise or exchange rate and/or price that is subject to being reset on one or more occasions either (1) at some future date after the initial issuance of such securities or (2) upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, and/or (iii) enter into any agreement (including, without limitation, an “equity line of credit” or an “at-the-market offering”) whereby the Company may sell securities at a future determined price. Any transaction contemplated in this shall be referred to as a “Variable Rate Transaction”. The Holder shall be entitled to obtain injunctive relief against the Company to preclude any Variable Rate Transaction (without the need for the posting of any bond or similar item, which the Company hereby expressly and irrevocably waives the requirement for), which remedy shall be in addition to any right of the Holder to collect damages. A “Variable Rate Transaction” shall also include mean, collectively, an “Equity Line of Credit” or similar agreement, or a Variable Priced Equity Linked Instrument. For purposes hereof, “Equity Line of Credit” means any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to “put” its securities to the investor or underwriter over an agreed period of time and at future determined price or price formula (other than customary “preemptive” or “participation” rights or “weighted average” or “full-ratchet” anti-dilution provisions or in connection with fixed-price rights offerings and similar transactions that are not Variable Priced Equity Linked Instruments), and “Variable Priced Equity Linked Instruments” means: (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security, or (2) with a conversion, exercise or exchange price that is subject to being reset on more than one occasion at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Company’s Common Stock since date of initial issuance (other than customary “preemptive” or “participation” rights or “weighted average” or “full-ratchet” anti-dilution provisions or in connection with fixed-price rights offerings and similar transactions), and (B) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required or has the option to (or any investor in such transaction has the option to require the Company to) make such amortization payments in shares of Common Stock which are valued at a price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security (whether or not such payments in stock are subject to certain equity conditions). The Company shall promptly (and in no event later than 24 hours after receipt) notify (which notice shall be provided orally and in writing and shall identify the Person making the inquiry, request, proposal or offer and set forth the material terms thereof) the Holder after receipt of any inquiry, request, proposal or offer relating to any offering and shall promptly (and in no event later than 24 hours after receipt) provide copies to the Holder of any written inquiries, requests, proposals or offers relating thereto. The Company agrees that it and its affiliates and Subsidiaries, and each of its and their respective officers, employees, directors, agents or other representatives Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to the Holder in accordance with this provision. For all purposes of this Agreement, violations of the restrictions set forth in this Section 5.2 by any Subsidiary or affiliate of the Company, or any officer, employee, director, agent or other representative of the Company or any of its Subsidiaries or affiliates shall be deemed a direct breach of this Section 5.2 by the Company.

ARTICLE VI

MISCELLANEOUS

6.1           Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2           Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by FedEx or other reputable express courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, emails or facsimile, addressed as set forth below. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the next business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

ScanTech AI Systems Inc.

1735 Enterprise Drive

Buford, Georgia 30518

Email: dfalconer@scantechibs.com

With a copy which shall not constitute notice to:

Michael Coleman, Esq.

Thompson Hine LLP

3560 Lenox Rd NE, Suite 1600

Atlanta, GA 30326

Email: Michael.Coleman@thompsonhine.com

If to the Holder:

340 Broadway Holdings LLC

4713 Villa Mare LN

Naples, FL 34103

Email: ted.doukas@yahoo.com

With a copy which shall not constitute notice to:

Jonathan Leinwand, Esq.

Jonathan D. Leinwand, P.A.

18305 Biscayne Blvd., Suite 200

Aventura, FL 33160

Email: jonathan@jdlpa.com

No change in any of such addresses shall be effective insofar as notices under this Section 6.2 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 6.2.

6.3           Amendment Provision. Any term of this Note may be amended only with the written consent of the Holder and the Borrower. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

6.4           Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may not be assigned by the Borrower without the prior written consent of the Holder, which consent may not be unreasonably withheld.

6.5           Prevailing Party and Costs. In the event any attorney is employed by any party with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

6.6           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the transaction documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the transaction documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

6.7           Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrower to the Holder and thus refunded to the Borrower.

6.8           Construction. Borrower acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

[signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Convertible Note to be signed in its name effective as of July 3, 2025.

BORROWER:

ScanTech AI Systems Inc

By:	/s/ Dolan Falconer
Name:	Dolan Falconer
Title:	Chief Executive Officer